Exhibit 99.1

BRAD MATTSON JOINS TEGAL’S BOARD AS CHAIRMAN

Tegal completes senior management appointments

Petaluma, Calif., March 11, 2005 — Tegal Corporation (Nasdaq:TGAL), a leading designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits and nanotechnology devices, today announced that Brad Mattson, a highly regarded executive and entrepreneur in the semiconductor equipment industry, has joined Tegal’s Board of Directors as an outside director and been elected as its Chairman.

In addition, the Company announced that Thomas R. Mika, formerly the Company’s Executive Vice President and Chief Financial Officer will retain the positions of President and Chief Executive Officer on a permanent basis. Filling out the top management team at Tegal will be former Director of Corporate Development, Christine Hergenrother, who will move permanently to the position of Vice President & Chief Financial Officer.

Duane Wadsworth, recently appointed Chairman and head of the search committee formed following last week’s resignation of Michael L. Parodi, has relinquished the Board Chairmanship in favor of Mr. Mattson. “I am extremely gratified that we succeeded in promptly completing our management and Board appointments with such outstanding professionals,” said Mr. Wadsworth. “We have great confidence in the proven management abilities of CEO Tom Mika. Also, I have known Brad Mattson for many years and I cannot think of a better candidate for this position at this time in Tegal’s history. “Brad has agreed to give us a considerable amount of his time and talent in helping to move the Company forward toward success.”

Brad Mattson was founder, CEO and Chairman of Mattson Technology where he developed the Aspen platform and Strip system, and from which he retired in 2001. Previous to that he was founder, CEO, and Chairman at Novellus Systems where he developed and introduced the Concept One system which launched the Company. Prior to that Mr. Mattson held various management, marketing, and technical positions at Applied Materials and LFE Corporation.

Mr. Mattson has degrees from Santa Clara University and San Jose State University. He is a member of the Board of Regents of Santa Clara University and of the Board of Directors of SEMI, the leading Semiconductor Equipment Industry Association. Mr. Mattson has been honored with the Entrepreneur of the Year Award in 1988, and the Distinguished Alumni Award from San Jose State University. He also holds 12 patents in various semiconductor equipment and process related areas.

“I see significant opportunity for growth at Tegal, and I look forward to working with the rest of the Board and the Company management to help realize the company’s true potential, said Mr. Mattson.”

Safe Harbor Statement

Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about the Company including, but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of the Company’s products and services. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. For a further discussion of these risks and uncertainties, please refer to the Company’s periodic filings with the Securities and Exchange Commission.

About Tegal

Tegal provides process and equipment solutions to leading edge suppliers of advanced semiconductor and nanotechnology devices. Incorporating unique, patented etch and deposition technologies, Tegal’s system solutions are backed by over 35 years of advanced development and over 100 patents. Some examples of devices enabled by Tegal technology are energy efficient memories found in portable computers, cellphones, PDAs and RFID applications; megapixel imaging chips used in digital and cellphone cameras; power amplifiers for portable handsets and wireless networking gear; and MEMS devices like accelerometers for automotive airbags, microfluidic control devices for ink jet printers; and laboratory-on-a-chip medical test kits.

More information is available on the Internet at: www.tegal.com.

Contact:

Tegal Corporation
Thomas Mika (President & CEO), 707/763-5600
or
Nagle & Ferri Investor Relations
Frank Nagle or Bob Ferri, 415/575-1999